Filed pursuant to Rule 433

Relating to

Preliminary Prospectus Supplement dated April 7, 2026 to

Registration Statement no. 333-292814

THE STATE TREASURY OF THE REPUBLIC OF POLAND

Represented by the Minister of Finance and Economy

Pricing Term Sheet
Issuer:	The State Treasury of the Republic of Poland Represented by the Minister of Finance and Economy
Principal Amount:	U.S.$1,000,000,000	U.S.$2,500,000,000	U.S.$2,500,000,000
Maturity Date:	April 14, 2031	April 14, 2036	April 14, 2056
Coupon:	4.625%	5.375%	6.125%
Price to Public:	99.912%	99.771%	98.542%
Yield to Maturity:	4.645%	5.405%	6.233%
Spread to Benchmark Treasury:	+65 basis points	+105 basis points	+130 basis points
Benchmark Treasury:	UST 3.875% due March 31, 2031	UST 4.125% due February 15, 2036	UST 4.625% due November 15, 2055
Benchmark Treasury Yield:	3.995%	4.355%	4.933%

Interest Payment Dates:	April 14 and October 14, commencing October 14, 2026	April 14 and October 14, commencing October 14, 2026	April 14 and October 14, commencing October 14, 2026
Pricing Date:	April 7, 2026
Settlement Date (T+5):	April 14, 2026
CUSIP / ISIN:	US857524AJ17 / 857524 AJ1	US857524AK89 / 857524 AK8	US857524AL62 / 857524 AL6
Denominations:	U.S.$1,000 and integral multiples thereof
Day Count:	360-day year of twelve 30-day months
Joint Bookrunners:	Citigroup Global Markets Inc., Goldman Sachs Bank Europe SE, J.P. Morgan SE and Société Générale
Ratings of the Republic of Poland:	A2 (negative) (Moody’s) / A- (negative) (S&P) / A- (negative) (Fitch)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at +1-800-831-9146, Goldman Sachs Bank Europe SE at +1-866-471-2526, J.P. Morgan SE at +44 207 134 2468 or Société Générale at +1-855-881-2108.